Exhibit 99.1

Press Release
Las Vegas Sands Reports
Second Quarter 2017 Results

For the Quarter Ended June 30, 2017
(Compared to the Quarter Ended June 30, 2016)

- Consolidated Net Revenue Increased 18.6% to $3.14 Billion
- Net Income Increased 61.9% to $638 Million
- GAAP Earnings per Diluted Share Increased 68.3% to $0.69; Adjusted Earnings per Diluted Share Increased 37.7% to $0.73
- Consolidated Adjusted Property EBITDA Increased 26.5% to $1.21 Billion, With Margin Increasing 240 Basis Points to 38.5%
- In Macao, Adjusted Property EBITDA Increased 23.0% to $600 Million
- At Marina Bay Sands in Singapore, Adjusted Property EBITDA Increased 37.8% to $492 Million
- At Our Las Vegas Operating Properties, Adjusted Property EBITDA Increased 9.7% to $79 Million
- The Company Paid Quarterly Dividends of $0.73 per Share During the Quarter
- The Company Repurchased $75 Million of Common Stock During the Quarter

Las Vegas, NV (July 26, 2017) - Las Vegas Sands Corp. (NYSE: LVS), the world’s leading developer and operator of convention-based Integrated Resorts, today reported financial results for the quarter ended June 30, 2017.

Second Quarter Overview

Mr. Sheldon G. Adelson, chairman and chief executive officer, said, “We are pleased to have delivered a strong set of financial results during the quarter, led by another quarter of growth in Macao and a record-setting performance in Singapore. The benefits of our convention-based Integrated Resort business model remain evident in our financial results, with adjusted property EBITDA increasing 26.5% compared to the second quarter of 2016, reaching $1.21 billion. We also continued to return excess capital to shareholders during the quarter.

“In Macao, the recovery in the market overall continued during the quarter, with market-wide gross gaming revenues increasing 21.9% in the second quarter of 2017. Our market-leading critical mass of hotel, retail and entertainment offerings on the Cotai Strip allowed us to grow our premium mass revenues by nearly 40%, an outstanding performance in this important segment, while our mass gaming revenues overall grew by 22.5%. Strong mass revenue growth, coupled with higher hotel occupancy and growth in the VIP segment all contributed to a 23% increase in our adjusted property EBITDA in Macao, which reached $600 million in the quarter.

“The Parisian Macao continued to exhibit growth, enjoying strong visitation and delivering adjusted property EBITDA of $106 million for the quarter. The Parisian has firmly established itself as a ‘must-see’ destination for visitors to the Cotai Strip, delivering sequential growth in hotel occupancy, ADR and gaming volumes, while mass win per day of $2.44 million was the highest result since the property’s opening last year. We expect The Parisian to continue to deliver growth in the quarters and years ahead as the Macao market grows and as we continue to refine the property’s service offerings to appeal to the fastest growing and most profitable segments in the Macao market.

“We have invested over $13 billion in Macao since 2002, while consistently contributing to Macao’s diversification and appeal as a business and leisure tourism destination. We continue to lead the market not only in Integrated Resort development, but in the long-term and vital investment in the marketing of Macao as Asia’s leading business and leisure tourism destination. We remain confident that our market-leading Cotai Strip portfolio of properties will continue to provide the economic benefits of diversification to Macao, help attract greater numbers of business and leisure travelers, and provide both Macao and our Company with a superior platform for future growth.

“Marina Bay Sands delivered a record quarter with adjusted property EBITDA increasing 37.8% to reach a record $492 million. Marina Bay Sands' innovative programming, consistent mass gaming play, strength in non-gaming revenues and higher hold in VIP play compared to the same quarter last year all contributed to the outstanding performance. We are pleased to have established Marina Bay Sands as a reference site for other cities and countries that are considering harnessing the economic power and direct contributions to tourism, employment and GDP growth of our unique convention-based Integrated Resort business model.

The company's recurring quarterly dividend remains the cornerstone of our program to return excess capital to shareholders, and the company paid a recurring quarterly dividend of $0.73 per common share during the quarter. The company announced that its next recurring quarterly dividend of $0.73 per common share will be paid on September 29, 2017, to Las Vegas Sands shareholders of record on September 21, 2017. In addition, the company repurchased $75 million of common stock (1.2 million shares at a weighted average price of $61.97) during the quarter ended June 30, 2017.

“Looking ahead we remain focused on the execution of our proven global growth strategy, which leverages the power of our unique convention-based Integrated Resort business model. We remain confident in our ability to bring the economic benefits of our proven business model to promising new markets around the world.”

Company-Wide Operating Results

Net revenue for the second quarter of 2017 increased 18.6% to $3.14 billion, compared to $2.65 billion in the second quarter of 2016. Net income increased 61.9% to $638 million in the second quarter of 2017, compared to $394 million in the year-ago quarter.

On a GAAP (accounting principles generally accepted in the United States of America) basis, operating income in the second quarter of 2017 increased 57.5% to $816 million, compared to $518 million in the second quarter of 2016. The increase in operating income was a result of stronger results across the company's Macao, Singapore and Las Vegas property portfolio, partially offset by higher depreciation and amortization expenses during the quarter due primarily to the opening of The Parisian Macao in September 2016. Consolidated adjusted property EBITDA (a non-GAAP measure) of $1.21 billion increased 26.5% in the second quarter of 2017, compared to the year-ago quarter. On a hold-normalized basis, adjusted property EBITDA was $1.11 billion in the second quarter of 2017, an increase of 14.6% from the prior-year quarter.

On a GAAP basis, net income attributable to Las Vegas Sands in the second quarter of 2017 increased 66.2% to $545 million, compared to $328 million in the second quarter of 2016, while diluted earnings per share in the second quarter of 2017 of $0.69 represented an increase of 68.3% compared to the prior-year quarter. The increase in net income attributable to Las Vegas Sands reflected the increase in operating income described above, partially offset by increases in net income attributable to noncontrolling interests, income tax expense and other expense.

Adjusted net income attributable to Las Vegas Sands (a non-GAAP measure) increased 36.8% to $576 million, or $0.73 per diluted share, compared to $421 million, or $0.53 per diluted share, in the second quarter of 2016.

Sands China Ltd. Consolidated Financial Results

On a GAAP basis, total net revenues for Sands China Ltd. (SCL) increased 23.0% to $1.82 billion in the second quarter of 2017, compared to $1.48 billion in the second quarter of 2016. Net income for SCL increased 37.6% to $326 million in the second quarter of 2017, compared to $237 million in the second quarter of 2016.

The Venetian Macao Second Quarter Operating Results

The Venetian Macao generated revenue of $687 million and adjusted property EBITDA of $256 million in the second quarter, with an adjusted property EBITDA margin of 37.3%, reflecting 4.9% growth in adjusted property EBITDA and a 70 basis point increase in EBITDA margin compared to the second quarter of 2016. In the second quarter of 2017, there were approximately 19% fewer rooms available compared to the same quarter of the prior year. Non-Rolling Chip drop was $1.70 billion for the quarter, with a Non-Rolling Chip win percentage of 25.7%. Rolling Chip volume was $5.17 billion, with a Rolling Chip win percentage of 3.61%, above the expected range and the 2.73% experienced in the prior-year quarter. Slot handle was $681 million for the quarter.

The following table summarizes the key operating results for The Venetian Macao for the second quarter of 2017 compared to the second quarter of 2016:

	Three Months Ended
The Venetian Macao Operations	June 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$586	$568	$18	3.2%
Rooms	41	45	(4)	(8.9)%
Food and Beverage	20	21	(1)	(4.8)%
Mall	54	51	3	5.9%
Convention, Retail and Other	21	18	3	16.7%
Less - Promotional Allowances	(35)	(37)	2	(5.4)%
Net Revenues	$687	$666	$21	3.2%

Adjusted Property EBITDA	$256	$244	$12	4.9%
EBITDA Margin %	37.3%	36.6%		0.7 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$5,172	$6,868	$(1,696)	(24.7)%
Rolling Chip Win %(1)	3.61%	2.73%		0.88 pts

Non-Rolling Chip Drop	$1,695	$1,657	$38	2.3%
Non-Rolling Chip Win %	25.7%	24.8%		0.9 pts

Slot Handle	$681	$979	$(298)	(30.4)%
Slot Hold %	5.3%	4.6%		0.7 pts

Hotel Statistics

Occupancy %	93.3%	81.0%		12.3 pts
Average Daily Rate (ADR)	$209	$212	$(3)	(1.4)%
Revenue per Available Room (RevPAR)	$195	$172	$23	13.4%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Sands Cotai Central Second Quarter Operating Results

Revenue and adjusted property EBITDA for the second quarter of 2017 at Sands Cotai Central were $445 million and $133 million, respectively, resulting in an adjusted property EBITDA margin of 29.9%.

Non-Rolling Chip drop was $1.37 billion in the second quarter, with a Non-Rolling Chip win percentage of 21.1%. Rolling Chip volume was $2.52 billion for the quarter, with a Rolling Chip win percentage of 3.15%. Slot handle was $1.14 billion for the quarter.

The following table summarizes our key operating results for Sands Cotai Central for the second quarter of 2017 compared to the second quarter of 2016:

	Three Months Ended
Sands Cotai Central Operations	June 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$373	$405	$(32)	(7.9)%
Rooms	65	64	1	1.6%
Food and Beverage	25	24	1	4.2%
Mall	15	16	(1)	(6.3)%
Convention, Retail and Other	6	6	—	—
Less - Promotional Allowances	(39)	(42)	3	(7.1)%
Net Revenues	$445	$473	$(28)	(5.9)%

Adjusted Property EBITDA	$133	$145	$(12)	(8.3)%
EBITDA Margin %	29.9%	30.7%		(0.8) pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$2,522	$3,082	$(560)	(18.2)%
Rolling Chip Win %(1)	3.15%	2.48%		0.67 pts

Non-Rolling Chip Drop	$1,367	$1,510	$(143)	(9.5)%
Non-Rolling Chip Win %	21.1%	20.4%		0.7 pts

Slot Handle	$1,139	$1,485	$(346)	(23.3)%
Slot Hold %	4.0%	3.7%		0.3 pts

Hotel Statistics

Occupancy %	81.4%	76.5%		4.9 pts
Average Daily Rate (ADR)	$142	$149	$(7)	(4.7)%
Revenue per Available Room (RevPAR)	$116	$114	$2	1.8%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

The Parisian Macao Second Quarter Operating Results

The Parisian Macao opened on September 13, 2016. Revenue and adjusted property EBITDA at The Parisian Macao were $361 million and $106 million, respectively, resulting in an adjusted property EBITDA margin of 29.4%.

Non-Rolling Chip drop was $973 million, with a Non-Rolling Chip win percentage of 19.7%. Rolling Chip volume was $3.76 billion, with a Rolling Chip win percentage of 3.89%, above the expected range and the first quarter 2017 win percentage of 2.82%. Slot handle was $935 million for the quarter.

The following table summarizes our key operating results for The Parisian Macao in the second quarter of 2017 compared to the first quarter of 2017:

	Three Months Ended
The Parisian Macao Operations	June 30,	March 31,
(Dollars in millions)	2017(1)	2017	$ Change	Change
Revenues:
Casino	$322	$279	$43	15.4%
Rooms	32	29	3	10.3%
Food and Beverage	16	16	—	—
Mall	17	17	—	—
Convention, Retail and Other	5	5	—	—
Less - Promotional Allowances	(31)	(28)	(3)	10.7%
Net Revenues	$361	$318	$43	13.5%

Adjusted Property EBITDA	$106	$82	$24	29.3%
EBITDA Margin %	29.4%	25.8%		3.6 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$3,760	$3,722	$38	1.0%
Rolling Chip Win %(2)	3.89%	2.82%		1.07 pts

Non-Rolling Chip Drop	$973	$983	$(10)	(1.0)%
Non-Rolling Chip Win %	19.7%	18.2%		1.5 pts

Slot Handle	$935	$854	$81	9.5%
Slot Hold %	3.3%	4.0%		(0.7) pts

Hotel Statistics

Occupancy %	88.0%	81.9%		6.1 pts
Average Daily Rate (ADR)	$138	$136	$2	1.5%
Revenue per Available Room (RevPAR)	$122	$112	$10	8.9%

(1)	The Parisian Macao opened in September 2016.
(2)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

The Plaza Macao and Four Seasons Hotel Macao Second Quarter Operating Results

The Plaza Macao and Four Seasons Hotel Macao generated revenue of $137 million and adjusted property EBITDA of $59 million, resulting in an adjusted property EBITDA margin of 43.1% in the second quarter of 2017. In the second quarter of 2017, there were approximately 21% fewer rooms available compared to the same quarter of the prior year. Non-Rolling Chip drop was $295 million, with a Non-Rolling Chip win percentage of 24.3%, below the 28.1% experienced in the prior-year quarter. Rolling Chip volume was $2.42 billion for the quarter. Rolling Chip win percentage of 1.97% in the second quarter was below the prior-year quarter and the expected range. Slot handle decreased 5.8% to $97 million during the quarter.

The following table summarizes our key operating results for The Plaza Macao and Four Seasons Hotel Macao for the second quarter of 2017 compared to the second quarter of 2016:

The Plaza Macao and Four Seasons Hotel Macao Operations	Three Months Ended
	June 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$101	$89	$12	13.5%
Rooms	8	9	(1)	(11.1)%
Food and Beverage	6	5	1	20.0%
Mall	32	32	—	—
Convention, Retail and Other	1	1	—	—
Less - Promotional Allowances	(11)	(11)	—	—
Net Revenues	$137	$125	$12	9.6%

Adjusted Property EBITDA	$59	$44	$15	34.1%
EBITDA Margin %	43.1%	35.2%		7.9 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$2,417	$1,883	$534	28.4%
Rolling Chip Win %(1)	1.97%	2.13%		(0.16) pts

Non-Rolling Chip Drop	$295	$230	$65	28.3%
Non-Rolling Chip Win %	24.3%	28.1%		(3.8) pts

Slot Handle	$97	$103	$(6)	(5.8)%
Slot Hold %	7.5%	5.6%		1.9 pts

Hotel Statistics

Occupancy %	81.3%	69.2%		12.1 pts
Average Daily Rate (ADR)	$355	$340	$15	4.4%
Revenue per Available Room (RevPAR)	$289	$236	$53	22.5%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Sands Macao Second Quarter Operating Results

Sands Macao generated revenue of $161 million and adjusted property EBITDA of $39 million in the second quarter with an adjusted property EBITDA margin of 24.2%. Non-Rolling Chip drop was $626 million during the quarter, while slot handle was $614 million. Rolling Chip volume was $968 million for the quarter. The property realized 3.80% win on Rolling Chip volume during the quarter, above the expected range and the 3.29% experienced in the year-ago quarter.

The following table summarizes our key operating results for Sands Macao for the second quarter of 2017 compared to the second quarter of 2016:

	Three Months Ended
Sands Macao Operations	June 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$157	$180	$(23)	(12.8)%
Rooms	5	5	—	—
Food and Beverage	7	6	1	16.7%
Convention, Retail and Other	1	2	(1)	(50.0)%
Less - Promotional Allowances	(9)	(8)	(1)	12.5%
Net Revenues	$161	$185	$(24)	(13.0)%

Adjusted Property EBITDA	$39	$48	$(9)	(18.8)%
EBITDA Margin %	24.2%	25.9%		(1.7) pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$968	$1,954	$(986)	(50.5)%
Rolling Chip Win %(1)	3.80%	3.29%		0.51 pts

Non-Rolling Chip Drop	$626	$650	$(24)	(3.7)%
Non-Rolling Chip Win %	18.8%	18.3%		0.5 pts

Slot Handle	$614	$668	$(54)	(8.1)%
Slot Hold %	3.2%	3.3%		(0.1) pts

Hotel Statistics

Occupancy %	98.5%	96.0%		2.5 pts
Average Daily Rate (ADR)	$191	$203	$(12)	(5.9)%
Revenue per Available Room (RevPAR)	$188	$195	$(7)	(3.6)%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Marina Bay Sands Second Quarter Operating Results

Marina Bay Sands' revenue increased 17.7% to $836 million and adjusted property EBITDA increased 37.8% to $492 million. In the second quarter of 2017, there were approximately 7% fewer rooms available compared to the same quarter of the prior year.

Rolling Chip win percentage of 4.42% in the second quarter of 2017 was above the 3.50% achieved in the second quarter of 2016 and above the expected range. Rolling Chip volume was $8.71 billion for the quarter.

Non-Rolling Chip drop was $911 million during the quarter, with a Non-Rolling Chip win percentage of 27.9%. Slot handle increased 4.9% to $3.40 billion for the quarter compared to the year-ago quarter. Total mass win-per-day during the quarter was $4.42 million, slightly below the same quarter last year.

ADR increased 5.9% to $397, while RevPAR increased 3.6% compared to the same quarter last year, to reach $375.

The following table summarizes our key operating results for Marina Bay Sands for the second quarter of 2017 compared to the second quarter of 2016:

	Three Months Ended
Marina Bay Sands Operations	June 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$690	$557	$133	23.9%
Rooms	80	83	(3)	(3.6)%
Food and Beverage	43	46	(3)	(6.5)%
Mall	40	40	—	—
Convention, Retail and Other	23	24	(1)	(4.2)%
Less - Promotional Allowances	(40)	(40)	—	—
Net Revenues	$836	$710	$126	17.7%

Adjusted Property EBITDA	$492	$357	$135	37.8%
EBITDA Margin %	58.9%	50.3%		8.6 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$8,709	$6,740	$1,969	29.2%
Rolling Chip Win %(1)	4.42%	3.50%		0.92 pts

Non-Rolling Chip Drop	$911	$936	$(25)	(2.7)%
Non-Rolling Chip Win %	27.9%	28.0%		(0.1) pts

Slot Handle	$3,403	$3,245	$158	4.9%
Slot Hold %	4.3%	4.5%		(0.2) pts

Hotel Statistics

Occupancy %	94.3%	96.4%		(2.1) pts
Average Daily Rate (ADR)	$397	$375	$22	5.9%
Revenue per Available Room (RevPAR)	$375	$362	$13	3.6%

(1)	This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Las Vegas Operations Second Quarter Operating Results

Revenue at The Venetian Las Vegas and The Palazzo, including the Sands Expo and Convention Center, increased 7.9% to $384 million, while adjusted property EBITDA increased 9.7% to $79 million. EBITDA margin expanded 40 basis points to 20.6%. In the second quarter of 2017, there were approximately 2% fewer rooms available compared to the same quarter of the prior year.

RevPAR decreased 0.9% year-over-year to $226 in the quarter, reflecting a 1.7% increase in ADR to $244, offset by a 2.3 percentage point decrease in occupancy to 92.7%. Table games drop decreased 6.1% in the quarter to $352 million, reflecting softer play in the non-Baccarat segment, and slot handle decreased 8.5% to $606 million.

The following table summarizes our key operating results for our Las Vegas operations for the second quarter of 2017 compared to the second quarter of 2016:

	Three Months Ended
Las Vegas Operations	June 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$98	$82	$16	19.5%
Rooms	142	145	(3)	(2.1)%
Food and Beverage	75	77	(2)	(2.6)%
Convention, Retail and Other	89	77	12	15.6%
Less - Promotional Allowances	(20)	(25)	5	(20.0)%
Net Revenues	$384	$356	$28	7.9%

Adjusted Property EBITDA	$79	$72	$7	9.7%
EBITDA Margin %	20.6%	20.2%		0.4 pts

Gaming Statistics
(Dollars in millions)

Table Games Drop	$352	$375	$(23)	(6.1)%
Table Games Win %(1)	16.3%	10.6%		5.7 pts

Slot Handle	$606	$662	$(56)	(8.5)%
Slot Hold %	8.3%	7.7%		0.6 pts

Hotel Statistics

Occupancy %	92.7%	95.0%		(2.3) pts
Average Daily Rate (ADR)	$244	$240	$4	1.7%
Revenue per Available Room (RevPAR)	$226	$228	$(2)	(0.9)%

(1)
This compares to our expected Baccarat win percentage of 18.0% to 26.0% and our expected non-Baccarat win percentage of 16.0% to 24.0% (calculated before discounts). We revised the expected ranges due to the respective win percentages experienced over the last several years.

Sands Bethlehem Second Quarter Operating Results

Revenue and adjusted property EBITDA at Sands Bethlehem were $147 million and $37 million, respectively, for the quarter. Table games drop decreased 4.5% to $276 million for the quarter, while table games win percentage was 20.8%, above the 18.6% realized in the second quarter of 2016 and above the expected range. Slot handle increased 5.6% year-over-year to $1.18 billion for the quarter, with a slot hold percentage of 6.6%.

The following table summarizes our key operating results for Sands Bethlehem for the second quarter of 2017 compared to the second quarter of 2016:

	Three Months Ended
Sands Bethlehem Operations	June 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$137	$136	$1	0.7%
Rooms	4	4	—	—
Food and Beverage	7	8	(1)	(12.5)%
Mall	1	1	—	—
Convention, Retail and Other	5	5	—	—
Less - Promotional Allowances	(7)	(8)	1	(12.5)%
Net Revenues	$147	$146	$1	0.7%

Adjusted Property EBITDA	$37	$38	$(1)	(2.6)%
EBITDA Margin %	25.2%	26.0%		(0.8) pts

Gaming Statistics
(Dollars in millions)

Table Games Drop	$276	$289	$(13)	(4.5)%
Table Games Win %(1)	20.8%	18.6%		2.2 pts

Slot Handle	$1,179	$1,116	$63	5.6%
Slot Hold %	6.6%	7.0%		(0.4) pts

Hotel Statistics

Occupancy %	93.9%	96.9%		(3.0) pts
Average Daily Rate (ADR)	$162	$160	$2	1.3%
Revenue per Available Room (RevPAR)	$152	$155	$(3)	(1.9)%

(1)	This compares to our expected table games win percentage of 14.0% to 16.0% (calculated before discounts).

Asian Retail Mall Operations

Gross revenue from tenants in the company’s retail malls on Macao’s Cotai Strip (The Venetian Macao, The Plaza Macao and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao) and Marina Bay Sands in Singapore increased 13.7% to $158 million for the second quarter of 2017, compared to the second quarter of 2016. Operating profit derived from these retail mall assets increased 11.9% year-over-year to $141 million.

	For The Three Months Ended June 30, 2017					TTM June 30, 2017
(Dollars in millions except per square foot data)	Gross Revenue(1)	Operating Profit	Operating Profit Margin	Gross Leasable Area (sq. ft.)	Occupancy % at End of Period	Tenant Sales Per Sq. Ft.(2)
Shoppes at Venetian	$55	$50	90.9%	779,025	97.7%	$1,340

Shoppes at Four Seasons
Luxury Retail	21	20	95.2%	142,562	100.0%	4,337
Other Stores	11	10	90.9%	116,971	98.9%	1,483
Total	32	30	93.8%	259,533	99.5%	3,097

Shoppes at Cotai Central(3)	14	12	85.7%	425,630	93.5%	676

Shoppes at Parisian(4)	17	14	82.4%	299,053	92.7%	N/A

Total Cotai Strip in Macao	118	106	89.8%	1,763,241	96.1%	1,483

The Shoppes at Marina Bay Sands	40	35	87.5%	608,947	97.4%	1,482

Total	$158	$141	89.2%	2,372,188	96.5%	$1,483

(1)	Gross revenue figures are net of intersegment revenue eliminations.
(2)	Tenant sales per square foot reflect sales from tenants only after the tenant has been open for a period of 12 months.
(3)	At completion of all phases, the Shoppes at Cotai Central will feature up to 600,000 square feet of gross leasable area.
(4)	The Shoppes at Parisian opened in September 2016.

Other Factors Affecting Earnings

Depreciation and amortization expense was $327 million in the second quarter of 2017, compared to $255 million in the second quarter of 2016. This increase was driven primarily by the opening of The Parisian Macao.

Interest expense, net of amounts capitalized, was $79 million for the second quarter of 2017, compared to $64 million in the prior-year quarter. Capitalized interest was nominal during the second quarter of 2017, compared to $11 million during the second quarter of 2016. Our weighted average borrowing cost in the second quarter of 2017 was approximately 3.0%.

Other expense, which was comprised primarily of foreign currency losses, was $25 million for the second quarter of 2017, compared to $7 million in the second quarter of 2016.

The company’s effective income tax rate for the second quarter of 2017 was 10.9% compared to 12.2% in the prior-year quarter. The tax rate is primarily driven by a provision for the earnings from Marina Bay Sands at the 17% Singapore income tax rate.

The net income attributable to noncontrolling interests during the second quarter of 2017 of $93 million was principally related to SCL.

Balance Sheet Items

Unrestricted cash balances as of June 30, 2017 were $2.31 billion.

As of June 30, 2017, total debt outstanding, including the current portion and net of deferred financing costs (excluding those costs related to our revolving facilities) and original issue discount, was $10.14 billion.

Capital Expenditures

Capital expenditures during the second quarter totaled $178 million, including construction, development and maintenance activities of $110 million in Macao, $36 million at Marina Bay Sands, $27 million in Las Vegas and $5 million at Sands Bethlehem.

###

Conference Call Information

The company will host a conference call to discuss the company's results on Wednesday, July 26, 2017 at 1:30 p.m. Pacific Time. Interested parties may listen to the conference call through a webcast available on the company’s website at www.sands.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new development, construction and ventures, substantial leverage and debt service, fluctuations in currency exchange rates and interest rates, government regulation, tax law changes, legalization of gaming, future terrorist acts, influenza, insurance, gaming promoters, risks relating to our gaming licenses, certificate and subconcession, infrastructure in Macao, our subsidiaries’ ability to make distribution payments to us, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is the world's pre-eminent developer and operator of world-class Integrated Resorts that feature luxury hotels; best-in-class gaming; retail; dining and entertainment; Meetings, Incentives, Convention and Exhibition (MICE) facilities; and many other business and leisure amenities. We pioneered the MICE-driven Integrated Resort, a unique, industry-leading and extremely successful model that serves both the business and leisure tourism markets.

Our properties include The Venetian and The Palazzo resorts and Sands Expo in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza Macao and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for our 50,000 team members worldwide, driving impact through its Sands Cares corporate giving program and leading innovation with the company’s award-winning Sands ECO360° global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221

Media:	Ron Reese	(702) 414-3607

Las Vegas Sands Corp.
Second Quarter 2017 Results
Non-GAAP Measures

Within the company’s second quarter 2017 press release, the company makes reference to certain non-GAAP financial measures that supplement the company’s consolidated financial information prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including “adjusted net income,” “adjusted earnings per diluted share,” and “consolidated adjusted property EBITDA,” which have directly comparable GAAP financial measures along with “adjusted property EBITDA margin,” “hold-normalized adjusted property EBITDA,” “hold-normalized adjusted property EBITDA margin,” “hold-normalized adjusted net income,” and “hold-normalized adjusted earnings per diluted share.” The company believes these measures represent important internal measures of financial performance. Set forth in the financial schedules accompanying this release are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measure disclosure by the company has limitations and should not be considered a substitute for, or superior to, the financial measures prepared in accordance with GAAP. The definitions of our non-GAAP financial measures and the specific reasons why the company’s management believes that the presentation of the non-GAAP financial measures provides useful information to investors regarding the company’s financial condition, results of operations and cash flows are presented below.

The following non-GAAP financial measures are used by management, as well as industry analysts, to evaluate the company’s operations and operating performance. These non-GAAP financial measures are presented so that investors have the same financial data that management uses in evaluating financial performance with the belief that it will assist the investment community in properly assessing the underlying financial performance of the company on a year-over-year and a quarter sequential basis.

Adjusted net income, which is a non-GAAP financial measure, excludes certain non-recurring corporate expenses, pre-opening expense, development expense, gain or loss on disposal of assets, loss on modification or early retirement of debt and other income or expense, attributable to Las Vegas Sands, net of income tax. Adjusted net income and adjusted earnings per diluted share are presented as supplemental disclosures as management believes they are (1) each widely used measures of performance by industry analysts and investors and (2) a principal basis for valuation of Integrated Resort companies, as these non-GAAP measures are considered by many as alternative measures on which to base expectations for future results. These measures also form the basis of certain internal management performance expectations.

Consolidated adjusted property EBITDA, which is a non-GAAP financial measure, is net income before stock-based compensation expense, corporate expense, pre-opening expense, development expense, depreciation and amortization, amortization of leasehold interests in land, gain or loss on disposal of assets, interest, other income or expense, gain or loss on modification or early retirement of debt and income taxes. Management utilizes consolidated adjusted property EBITDA to compare the operating profitability of its operations with those of its competitors, as well as a basis for determining certain incentive compensation. Integrated Resort companies have historically reported adjusted property EBITDA as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, Integrated Resort companies, including Las Vegas Sands, have historically excluded certain expenses that do not relate to the management of specific properties, such as pre-opening expense, development expense and corporate expense, from their adjusted property EBITDA calculations. Consolidated adjusted property EBITDA should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity), in each case, as determined in accordance with GAAP. The company has significant uses of cash flow, including capital expenditures, dividend payments, interest payments and debt principal payments, which are not reflected in consolidated adjusted property EBITDA. Not all companies calculate adjusted property EBITDA in the same manner. As a result, consolidated adjusted property EBITDA as presented by Las Vegas Sands may not be directly comparable to similarly titled measures presented by other companies.

Hold-normalized adjusted property EBITDA, a supplemental non-GAAP financial measure, that, in addition to the aforementioned reasons for the presentation of consolidated adjusted property EBITDA, is presented to adjust for the impact of certain variances in table games’ win percentages, which can vary from period to period. Hold-normalized adjusted property EBITDA is based on applying a Rolling Chip win percentage of 3.15% to the Rolling Chip volume for the quarter if the actual win percentage is outside the expected range of 3.0% to 3.3% for our Macao properties, applying a Rolling Chip win percentage of 2.85% to the Rolling Chip volume for the quarter if the actual win percentage is outside the expected range of 2.7% to 3.0% for our Singapore property, and applying a win percentage of 22.0% for Baccarat and 20.0% for non-Baccarat games to the respective table games drops for the quarter if the actual win percentages are outside the expected ranges of 18.0% to 26.0% for Baccarat and 16.0% to 24.0% for non-Baccarat at our Las Vegas properties. No hold adjustments are made for Sands Bethlehem. We do not present adjustments for Non-Rolling Chip drop for our table games play at our Macao and Singapore properties, nor for slots at any of our properties. Hold-normalized adjusted property EBITDA is also adjusted for the estimated gaming taxes, commissions paid to third parties on the incremental win, bad debt expense, discounts and other incentives that would have been incurred when applying the win percentages noted above to the respective gaming volumes. The hold-normalized adjusted property EBITDA measure presents a consistent measure for evaluating the operating performance of our properties from period to period.

Hold-normalized adjusted net income and hold-normalized adjusted earnings per diluted share are additional supplemental non-GAAP financial measures that, in addition to the aforementioned reasons for the presentation of adjusted net income and adjusted earnings per diluted share, are presented to adjust for the impact of certain variances in table games’ win percentages, which can vary from period to period.

The company may also present the above items on a constant currency basis. This information is a non-GAAP financial measure that is calculated by translating current quarter local currency amounts to U.S. dollars based on prior period exchange rates. These amounts are compared to the prior period to derive non-GAAP constant-currency growth/decline. Management considers non-GAAP constant-currency growth/decline to be a useful metric to investors and management as it allows a more direct comparison of current performance to historical performance.

The company also makes reference to adjusted property EBITDA margin and hold-normalized adjusted property EBITDA margin, which are calculated using the aforementioned non-GAAP financial measures.

Exhibit 1
Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Casino	$2,464	$2,017	$4,868	$4,099
Rooms	377	355	783	721
Food and beverage	199	187	412	375
Mall	159	140	316	275
Convention, retail and other	138	124	272	248
	3,337	2,823	6,651	5,718
Less - promotional allowances	(196)	(174)	(404)	(352)
	3,141	2,649	6,247	5,366
Operating expenses:
Resort operations	1,937	1,699	3,899	3,503
Corporate	43	122	85	169
Pre-opening	4	33	6	42
Development	2	2	5	4
Depreciation and amortization	327	255	648	515
Amortization of leasehold interests in land	9	9	19	19
Loss on disposal or impairment of assets	3	11	6	10
	2,325	2,131	4,668	4,262
Operating income	816	518	1,579	1,104
Other income (expense):
Interest income	4	2	7	4
Interest expense, net of amounts capitalized	(79)	(64)	(157)	(133)
Other expense	(25)	(7)	(61)	(54)
Loss on modification or early retirement of debt	—	—	(5)	—
Income before income taxes	716	449	1,363	921
Income tax expense	(78)	(55)	(147)	(118)
Net income	638	394	1,216	803
Net income attributable to noncontrolling interests	(93)	(66)	(191)	(155)
Net income attributable to Las Vegas Sands Corp.	$545	$328	$1,025	$648

Earnings per share:
Basic	$0.69	$0.41	$1.29	$0.82
Diluted	$0.69	$0.41	$1.29	$0.82

Weighted average shares outstanding:
Basic	792	795	793	795
Diluted	792	795	794	795

Dividends declared per common share	$0.73	$0.72	$1.46	$1.44

Exhibit 2
Las Vegas Sands Corp. and Subsidiaries
Net Revenues and Adjusted Property EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Revenues
The Venetian Macao	$687	$666	$1,428	$1,415
Sands Cotai Central	445	473	912	1,003
The Parisian Macao	361	—	679	—
The Plaza Macao and Four Seasons Hotel Macao	137	125	280	273
Sands Macao	161	185	343	360
Ferry Operations and Other	45	41	86	80
Macao Operations	1,836	1,490	3,728	3,131

Marina Bay Sands	836	710	1,536	1,314
Las Vegas Operating Properties	384	356	818	741
Sands Bethlehem	147	146	289	285
Intersegment Eliminations	(62)	(53)	(124)	(105)
	$3,141	$2,649	$6,247	$5,366

Adjusted Property EBITDA
The Venetian Macao	$256	$244	$545	$512
Sands Cotai Central	133	145	276	308
The Parisian Macao	106	—	188	—
The Plaza Macao and Four Seasons Hotel Macao	59	44	110	92
Sands Macao	39	48	93	79
Ferry Operations and Other	7	7	12	15
Macao Operations	600	488	1,224	1,006

Marina Bay Sands	492	357	857	632
Las Vegas Operating Properties	79	72	201	159
Sands Bethlehem	37	38	73	76
	$1,208	$955	$2,355	$1,873

Adjusted Property EBITDA as a Percentage of Net Revenues
The Venetian Macao	37.3%	36.6%	38.2%	36.2%
Sands Cotai Central	29.9%	30.7%	30.3%	30.7%
The Parisian Macao	29.4%	—%	27.7%	—%
The Plaza Macao and Four Seasons Hotel Macao	43.1%	35.2%	39.3%	33.7%
Sands Macao	24.2%	25.9%	27.1%	21.9%
Ferry Operations and Other	15.6%	17.1%	14.0%	18.8%
Macao Operations	32.7%	32.8%	32.8%	32.1%

Marina Bay Sands	58.9%	50.3%	55.8%	48.1%
Las Vegas Operating Properties	20.6%	20.2%	24.6%	21.5%
Sands Bethlehem	25.2%	26.0%	25.3%	26.7%

Total	38.5%	36.1%	37.7%	34.9%

Exhibit 3
Las Vegas Sands Corp. and Subsidiaries
Supplemental Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Casino Statistics:
The Venetian Macao:
Table games win per unit per day (1)	$12,096	$10,124	$12,947	$11,110
Slot machine win per unit per day (2)	$232	$252	$245	$260
Average number of table games	565	650	558	646
Average number of slot machines	1,694	1,969	1,596	1,941

Sands Cotai Central:
Table games win per unit per day (1)	$10,167	$8,176	$10,296	$8,943
Slot machine win per unit per day (2)	$276	$316	$303	$316
Average number of table games	398	516	401	516
Average number of slot machines	1,797	1,896	1,689	1,899

The Parisian Macao: (3)
Table games win per unit per day (1)	$9,702		$8,955
Slot machine win per unit per day (2)	$222		$235
Average number of table games	382		383
Average number of slot machines	1,523		1,532

The Plaza Macao and Four Seasons Hotel Macao:
Table games win per unit per day (1)	$13,073	$11,854	$13,774	$13,839
Slot machine win per unit per day (2)	$394	$427	$488	$443
Average number of table games	100	97	101	98
Average number of slot machines	202	148	164	147

Sands Macao:
Table games win per unit per day (1)	$8,461	$7,671	$8,852	$7,414
Slot machine win per unit per day (2)	$229	$263	$252	$263
Average number of table games	201	262	204	264
Average number of slot machines	946	925	878	920

Marina Bay Sands:
Table games win per unit per day (1)	$12,433	$9,336	$11,057	$8,537
Slot machine win per unit per day (2)	$656	$650	$654	$657
Average number of table games	565	586	574	597
Average number of slot machines	2,480	2,491	2,489	2,451

Las Vegas Operating Properties:
Table games win per unit per day (1)	$2,655	$1,784	$3,398	$2,626
Slot machine win per unit per day (2)	$283	$284	$270	$271
Average number of table games	238	244	245	244
Average number of slot machines	1,946	1,979	1,971	2,008

Sands Bethlehem:
Table games win per unit per day (1)	$3,564	$3,336	$3,483	$3,395
Slot machine win per unit per day (2)	$272	$287	$272	$282
Average number of table games	177	177	177	177
Average number of slot machines	3,155	2,987	3,157	3,000

(1)	Table games win per unit per day is shown before discounts and commissions.
(2)	Slot machine win per unit per day is shown before deducting cost for slot points.
(3)	The Parisian Macao opened on September 13, 2016.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Room Statistics:
The Venetian Macao:
Occupancy %	93.3%	81.0%	89.6%	79.3%
Average daily room rate (ADR) (1)	$209	$212	$209	$219
Revenue per available room (RevPAR) (2)	$195	$172	$187	$174

Sands Cotai Central:
Occupancy %	81.4%	76.5%	80.4%	76.8%
Average daily room rate (ADR) (1)	$142	$149	$146	$152
Revenue per available room (RevPAR) (2)	$116	$114	$118	$117

The Parisian Macao: (3)
Occupancy %	88.0%		84.9%
Average daily room rate (ADR) (1)	$138		$137
Revenue per available room (RevPAR) (2)	$122		$117

The Plaza Macao and Four Seasons Hotel Macao:
Occupancy %	81.3%	69.2%	80.2%	69.1%
Average daily room rate (ADR) (1)	$355	$340	$363	$349
Revenue per available room (RevPAR) (2)	$289	$236	$291	$241

Sands Macao:
Occupancy %	98.5%	96.0%	98.2%	95.9%
Average daily room rate (ADR) (1)	$191	$203	$193	$205
Revenue per available room (RevPAR) (2)	$188	$195	$190	$196

Marina Bay Sands:
Occupancy %	94.3%	96.4%	95.6%	97.2%
Average daily room rate (ADR) (1)	$397	$375	$417	$385
Revenue per available room (RevPAR) (2)	$375	$362	$399	$374

Las Vegas Operating Properties:
Occupancy %	92.7%	95.0%	93.5%	93.5%
Average daily room rate (ADR) (1)	$244	$240	$256	$245
Revenue per available room (RevPAR) (2)	$226	$228	$239	$229

Sands Bethlehem:
Occupancy %	93.9%	96.9%	92.0%	93.8%
Average daily room rate (ADR) (1)	$162	$160	$160	$157
Revenue per available room (RevPAR) (2)	$152	$155	$147	$147

(1)	ADR is calculated by dividing total room revenue by total rooms occupied.
(2)	RevPAR is calculated by dividing total room revenue by total rooms available.
(3)	The Parisian Macao opened on September 13, 2016.

Exhibit 4
Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions)
(Unaudited)

The following is a reconciliation of Net Income to Consolidated Adjusted Property EBITDA and Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income	$638	$394	$1,216	$803
Add (deduct):
Income tax expense	78	55	147	118
Loss on modification or early retirement of debt	—	—	5	—
Other expense	25	7	61	54
Interest expense, net of amounts capitalized	79	64	157	133
Interest income	(4)	(2)	(7)	(4)
Loss on disposal or impairment of assets	3	11	6	10
Amortization of leasehold interests in land	9	9	19	19
Depreciation and amortization	327	255	648	515
Development expense	2	2	5	4
Pre-opening expense	4	33	6	42
Stock-based compensation (1)	4	5	7	10
Corporate expense	43	122	85	169
Consolidated Adjusted Property EBITDA	$1,208	$955	$2,355	$1,873

Hold-normalized casino revenue (2)	(142)	36
Hold-normalized casino expense (2)	40	(26)
Consolidated Hold-Normalized Adjusted Property EBITDA	$1,106	$965

(1)
During the three months ended June 30, 2017 and 2016, the company recorded stock-based compensation expense of $8 million, of which $4 million and $3 million, respectively, is included in corporate expense on the company's condensed consolidated statements of operations. During the six months ended June 30, 2017 and 2016, the company recorded stock-based compensation expense of $18 million and $21 million, respectively, of which $11 million is included in corporate expense on the company's condensed consolidated statements of operations.

(2)	See the reconciliation of Adjusted Property EBITDA to Hold-Normalized Adjusted Property EBITDA.

Exhibit 5
Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions)
(Unaudited)

The following are reconciliations of Adjusted Property EBITDA to Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended June 30, 2017

				Hold-Normalized
	Adjusted	Hold-Normalized	Hold-Normalized	Adjusted
	Property	Casino	Casino	Property
	EBITDA	Revenue (1)	Expense (2)	EBITDA
Macao Operations	$600	$(17)	$14	$597
Marina Bay Sands	492	(134)	28	386
United States:
Las Vegas Operating Properties	79	9	(2)	86
Sands Bethlehem	37	—	—	37
	$1,208	$(142)	$40	$1,106

	Three Months Ended June 30, 2016

				Hold-Normalized
	Adjusted	Hold-Normalized	Hold-Normalized	Adjusted
	Property	Casino	Casino	Property
	EBITDA	Revenue (1)	Expense (2)	EBITDA
Macao Operations	$488	$52	$(30)	$510
Marina Bay Sands	357	(43)	9	323
United States:
Las Vegas Operating Properties	72	27	(5)	94
Sands Bethlehem	38	—	—	38
	$955	$36	$(26)	$965

(1)
For Macao Property Operations and Marina Bay Sands, this represents the estimated incremental casino revenue related to Rolling volume play that would have been earned or lost had the company's current period win percentage equaled 3.15% for Macao Operations and 2.85% for Marina Bay Sands. This calculation will only be applied if the current period win percentage is outside the expected range of 3.0% to 3.3% for Macao Operations and 2.7% to 3.0% for Marina Bay Sands. The company revised the expected target and range for its Macao Operations due to the Rolling win percentage experienced over the last several years. The prior year non-GAAP measurement for our Macao Operations has also been adjusted to reflect this change for comparison purposes.

For the Las Vegas Operating Properties, this represents the estimated incremental casino revenue related to all table games play that would have been earned or lost had the company's current period win percentage equaled 22.0% for Baccarat and 20.0% for non-Baccarat. This calculation will only be applied if the current period win percentages for Baccarat and non-Baccarat are outside the expected ranges of 18.0% to 26.0% and 16.0% to 24.0%, respectively. The company revised the expected target and range for its Las Vegas Operating Properties due to the win percentage experienced over the last several years. The prior year non-GAAP measurement has also been adjusted to reflect this change for comparison purposes.

For Sands Bethlehem, no adjustments have been made.

These amounts have been offset by the estimated commissions paid and discounts and other incentives rebated directly or indirectly to customers.

(2)
Represents the estimated incremental expenses (gaming taxes, bad debt expense and commissions paid to third parties) that would have been incurred or avoided on the incremental casino revenue calculated in (1) above.

Exhibit 6
Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions, except per share data)
(Unaudited)

The following is a reconciliation of Net Income Attributable to Las Vegas Sands Corp. to Adjusted Net Income and Hold-Normalized Adjusted Net Income:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016 (1)	2017	2016 (1)
Net income attributable to Las Vegas Sands Corp.	$545	$328	$1,025	$648

Nonrecurring corporate expense	—	79	—	79
Pre-opening expense	4	33	6	42
Development expense	2	2	5	4
Loss on disposal or impairment of assets	3	11	6	10
Other expense	25	7	61	54
Loss on modification or early retirement of debt	—	—	5	—
Income tax impact on net income adjustments (2)	—	(20)	—	(20)
Noncontrolling interest impact on net income adjustments	(3)	(19)	(5)	(21)
Adjusted net income	$576	$421	$1,103	$796

Hold-normalized casino revenue (3)	(142)	36
Hold-normalized casino expense (3)	40	(26)
Income tax impact on hold adjustments (2)	16	(2)
Noncontrolling interest impact on hold adjustments	1	(7)
Hold-normalized adjusted net income	$491	$422

The following is a reconciliation of Diluted Earnings per Share to Adjusted Earnings per Diluted Share and Hold-Normalized Adjusted Earnings per Diluted Share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016 (1)	2017	2016 (1)
Per diluted share of common stock:
Net income attributable to Las Vegas Sands Corp.	$0.69	$0.41	$1.29	$0.82

Nonrecurring corporate expense	—	0.10	—	0.10
Pre-opening expense	0.01	0.04	0.01	0.05
Development expense	—	—	0.01	0.01
Loss on disposal or impairment of assets	—	0.01	0.01	0.01
Other expense	0.03	0.01	0.07	0.07
Loss on modification or early retirement of debt	—	—	0.01	—
Income tax impact on net income adjustments	—	(0.02)	—	(0.03)
Noncontrolling interest impact on net income adjustments	—	(0.02)	(0.01)	(0.03)
Adjusted earnings per diluted share	$0.73	$0.53	$1.39	$1.00

Hold-normalized casino revenue	(0.18)	0.04
Hold-normalized casino expense	0.05	(0.03)
Income tax impact on hold adjustments	0.02	—
Noncontrolling interest impact on hold adjustments	—	(0.01)
Hold-normalized adjusted earnings per diluted share	$0.62	$0.53

Weighted average diluted shares outstanding	792	795	794	795

(1)	The information for the three and six months ended June 30, 2016, has been updated to conform to the current presentation.
(2)
The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.

(3)	See the reconciliation of Adjusted Property EBITDA to Hold-Normalized Adjusted Property EBITDA.